EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

INDEPENDENT AUDITORS’ CONSENT

We agree to the use in this Current Report on Form 8-K/A dated April  21, 2003 of SafeNet, Inc., and to the incorporation by reference in Registration Statements No. 333-103063, 333-98029, 333-62584, 333-50772, 333-43062, 333-91877 and  333-08343 of SafeNet, Inc., on Forms S-8 of our report, dated February 5, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and the acquisition of Cylink Corporation by SafeNet, Inc.),  relating to the financial statements of Cylink Corporation as of December 31, 2002 and 2001, and for each of the three years in the period  ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

April 21, 2003